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                                                                   Exhibit 5.1

[COOLEY GODWARD LLP LOGO]                       [COOLEY GODWARD LLP LETTERHEAD]





April 15, 2003

Larscom Incorporated
1845 McCandless Drive
Milpitas, CA 95035

Ladies and Gentlemen:

We have acted as counsel for Larscom Incorporated, a Delaware corporation (the "Company" or "Larscom") in connection with the merger (the "Merger") and other transactions contemplated by the certain Agreement and Plan of Merger, dated as of March 17, 2003, by and between Larscom and VINA Technologies, Inc., a Delaware corporation ("VINA"). This opinion is being furnished in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offer and sale of up to 20,331,832 shares of Common Stock (the "Shares"), to be issued in connection with the merger of a wholly-owned subsidiary of Larscom with and into VINA.

In rendering this opinion, we have examined the following documents (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the minutes of the Board of Directors' meeting convened on March 17, 2003; (iii) the Registration Statement; and (iv) such other documents, legal opinions, precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide the basis for the below opinion.

We are of the opinion that the Shares, which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

COOLEY GODWARD LLP

By:      /s/ Jamie E. Chung
    --------------------------------
             Jamie E. Chung